TO OUR SHAREHOLDERS

         We are pleased to enclose Europa Cruises Corporation's Annual Report to Shareholders for the year ended December 31, 1996. Although we urge you to read the report in its entirety, we hope that this letter will help you to better understand Europa's significant accomplishments during 1996 and Europa's goals for 1997.

         This year has been an extraordinary time of transition and promise for Europa. When the present Board assumed control of Europa in 1995, we inherited a company with significant problems which required immediate attention to insure the survival of Europa and to preserve and enhance its value for shareholders. We are proud of the significant operating results achieved during the latter part of 1995 and 1996. During 1995, Europa lost $1,787,200, most of which was associated with operating policies and procedures implemented by prior management. During late 1995 and early 1996, we implemented drastic cost cutting measures which resulted in significant savings to Europa.

         As a direct result, Europa had a nearly break-even year in 1996 and only a minuscule net operating loss of ($16,523). Europa is now poised for significant growth in 1997. Indeed, Europa expects net income for the first quarter to be $600,000. The expected net income would have been $700,000 if not for the unexpected and unfortunate costs incurred to date with respect to a proxy contest.

         Europa's current operations and endeavors are focused on two lines of business in two states: cruise ship operations in Florida and the proposed development of a casino resort in Diamondhead, Mississippi. Our goal has been to improve the profitability of cruise ship operations and to expand the cruise ship business, while pushing ahead aggressively to obtain required permits and to find a suitable joint venture partner to begin development of our Diamondhead, Mississippi site. We have made great strides on both fronts.

DIAMONDHEAD, MISSISSIPPI

         Europa is poised for an exciting future in Mississippi. Our Diamondhead, Mississippi site represents the most significant opportunity for a substantial increase in shareholder value. Europa owns 404 acres of land in Diamondhead, Mississippi, on the Bay of St. Louis, immediately off Interstate
10. This site has generated significant interest from major entities in the gaming industry. Indeed, the site is adjacent to a site on which Circus Circus also plans to build a destination resort and casino.

         Before March 20, 1995, when Ms. Vitale became Chairman of the Board of Directors and Mr. Bullock became a member of the Board of Directors, progress in Mississippi had been agonizingly slow and no permits had been obtained. The new Board of Directors demanded action

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and got it.  Indeed,  we are  pleased  to report  that  since  then,  Europa has obtained all but one of the permits required for construction of its destination casino resort. Europa is now in the process of obtaining the final permit necessary to develop the site from the U.S. Army Corps of Engineers. Some of the permits obtained are subject to appeal, have been appealed and are working their way through the appellate process, but the extraordinary progress that we have made since March 1995 has put Europa well within sight of its goal.

         On January 31, 1997, through the personal efforts and contacts of Ms. Vitale, Chairman of the Board, Europa entered into an agreement with Hilton Gaming Corporation, the world's largest gaming company. The agreement gave Hilton the exclusive right for a 180-day period of time to negotiate a joint venture agreement with Europa for the development of the Diamondhead site. In exchange for this right, Hilton paid Europa a nonrefundable fee of $400,000, which is specifically earmarked for costs and expenses relating to the Diamondhead project. The joint venture agreement to be negotiated, if reached, would provide for the development of a luxury hotel and spa, a sports and entertainment center, 120,000 square feet of casino space, and a golf course and would give Hilton majority ownership, control and management over the project. However, Europa would retain minority ownership and would have substantial involvement in the operation.

         The current Chairman of Board of Directors, Ms. Vitale, enjoys an excellent relationship with Hilton Gaming Corporation and all substantive negotiations, to date, have taken place with the President of Hilton Gaming Corporation. Whether Europa enters into an agreement with Hilton or another entity or ends up developing the Diamondhead site on its own, this Board is committed to development of the Diamondhead casino resort to achieve maximum shareholder value.

CRUISE OPERATIONS

         When the undersigned assumed control of Europa in March of 1995, operating losses, cash flow problems, and legal crises threatened the very viability of Europa. Management's efforts were consumed with survival and getting costs and expenses under control. We are proud to report our success.

         Europa, as the results so clearly show, has attacked expenses on every level. In 1996, Europa realized savings of approximately $1,200,000 from casino, food service, entertainment, and port accounting services. Europa's legal fees, an enormous cash drain in prior years, dropped dramatically due to the efforts of the Chairman. During each of 1994 and 1995, Europa's legal expenses were over $700,000 per year, the majority of which were incurred before the Chairman assumed responsibility for legal affairs. In 1996, however, the legal fees dropped to $172,739. The savings in legal fees realized are attributable to the fact that the Chairman, a practicing attorney, has negotiated and drafted most of Europa's contracts and has performed a substantial amount of Europa's legal work, including work directly necessary to the development of the Diamondhead, Mississippi, project. The Chairman performed these services for two full years without cash compensation. In addition, the Chairman has aggressively managed Europa's legal work through outside counsel and insisting on tight cost controls.

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         In  addition to  aggressive  cost  controls,  the Board is proud of its other accomplishments. These include:

         o        The opening of a new port in Miami Beach.

         o The relocation of its Ft. Myers port to a more favorable location, thereby significantly increasing gaming revenues at that port.

         o Obtaining a $6,400,000 loan to pay off a loan then due on the Diamondhead, Mississippi property, thus avoiding foreclosure.

         o Entering into an Addendum to a prior agreement with Casinos Austria which eliminated the expense of certain employees on board Europa's vessels and terminating a prior consulting agreement with Casinos Austria resulting in substantial savings to Europa.

         o Using Europa's normally-chartered fourth vessel as a substitute vessel at its then operating ports so as to avoid the loss of revenues from operating ports while three of Europa's four vessels went to drydock for required maintenance and repair.

         o Obtaining the funds necessary, through several Regulation S stock offerings, to pay the extraordinary costs of approximately $1,450,000 associated with drydocking three of Europa's four vessels at a time when Europa could not otherwise obtain the required funds from any other source.

         While 1996 was dedicated to reducing costs and moving forward in the permit process in Mississippi, Europa's goals in 1997 will be to expand operations and to market Europa to new shareholders.

Goals for 1997

         We look forward to increased success in 1997. Our first goal in 1997 is to move forward in Mississippi with negotiations for a joint venture partner. Unfortunately, the momentum that followed our signing of an exclusive negotiating agreement with Hilton on January 31, 1997 was lost as a result of the filing of a proxy contest just three weeks later. Indeed, Europa's stock price has plummeted since a proxy contest was initiated. We are sad to report that the attention of management has been diverted from Hilton to the legal work required to comply with the securities laws dealing with proxy contests. In addition, the costs and expenses associated with the proxy contest will be substantial. Despite the proxy contest, however, management continues to push forward.


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         Europa's  second goal in 1997 is to expand its cruise  ship  operations into new markets. At present, all of Europa's cruise ships operate out of Florida. Europa has no current operations in New York, but is negotiating to enter into a joint venture partnership in New York.

         We believe that the market for gaming cruise operations in New York is substantial even assuming competition. Moreover, the per capita "drop" per New Yorker is expected to be heavier than that in Florida, which has a significant retirement-based, fixed-income population. Management intends to aggressively pursue this opportunity. In addition, management has embarked on a marketing effort designed to increase passenger counts by associating with nationally-marketed vacation packages.

Some Words about the Board and Shareholder Value

         Above all else, this Board is committed to maximizing shareholder value for the benefit of the shareholders. Since 1995, management's time has been consumed with legal and unexpected crises and with the need to eliminate past practices which resulted in poor operating performance, and financial, legal and other crises. Until operating performance improved, or a dramatic breakthrough occurred in Mississippi, there was little hope that the market for Europa's shares would show significant appreciation. The market price of Europa's Common Stock has been disappointing. While Europa has some so-called investment bankers following it, Europa believes new investment bankers are needed. This will be one of Europa's major goals in 1997. Indeed, Europa had planned to begin promoting its stock through brokerage houses in Denver, New York and Florida prior to the filing of the proxy contest. These plans, too, came to a halt. Europa is convinced that it must find new investment bankers who are willing to promote Europa to new shareholders if the value of the stock is to gain any momentum. Europa has turned a critical corner, has demonstrated its ability to overcome huge losses, and is on the verge of an exciting future in Mississippi. Europa must find new investment bankers who are committed to spreading Europa's news, who are committed to Europa's shareholders and who are committed to maximizing shareholder value.

         This Board and its executive officers are devoted to Europa and have a huge personal stake in increasing the value of Europa's Common Stock. The commitment of the Chairman of the Board underscores this fact. The Chairman of the Board has devoted thousands of hours in the past two years to the service of Europa. Other than a nominal director's fee, the Chairman has received no cash compensation from Europa. Europa has saved hundreds of thousands of dollars that Europa would otherwise have had to pay to outside counsel to perform the legal services that the Chairman has performed. As reflected in the annual report, the Chairman and the other Board members have received Common Stock options (at the then fair market value of the stock). Unless the value of the Common Stock increases, these stock options are absolutely worthless. The Chairman of the Board benefits if and only if the shareholders benefit.

         It must be remembered that Europa is, first and foremost, in the transportation industry. In 1996, we assumed responsibility for the safe transport of over 332,000 passengers by sea. This is a tremendous responsibility. While Europa may be consumed with proxy contests, massive

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litigation,   negotiations  with  Hilton,   contract   negotiations,   financial
transactions,   and  hundreds  of  day-to-day   corporate  matters,   management
recognizes that its highest duty is to the safety of our passengers, crew and employees. While we have made tremendous strides in reducing costs and expenses, we have not done so at the risk of life or limb. The shareholders of Europa may take great pride in the safety record of Europa.

         Europa is blessed with dedicated, competent and loyal employees. On behalf of the Board of Directors and our shareholders, we would like to take this opportunity to thank them for their commitment and dedication during some very difficult times.

         The Board of Directors sincerely appreciates the confidence and strong support of both our large and small shareholders. We welcome your communications and invite each of you to visit our offices and to sail with us. Finally, we look forward to a closer relationship with our shareholders and to a mutually rewarding and successful future.

         With warmest personal regards, we remain

Very truly yours,



Lester E. Bullock                            Deborah A. Vitale
President and Director                       Chairman of the Board of Directors



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